AMENDING LOAN AGREEMENT

THIS AGREEMENT is made the 20th day of August 2009,

BETWEEN:
OCEAN CONVERSION (BVI) LTD. of Baughers Bay, Tortola, British Virgin Islands, a Company incorporated under the laws of the British Virgin Islands and having its Registered Office at CCP Financial Consultants Limited, Ellen Skelton Building, Fishers Lane, P.O. Box 681, Road Town, Tortola, Virgin Islands (the “Borrower")

AND:
CONSOLIDATED WATER CO. LTD. a Company incorporated under the laws of the Cayman Islands and having its Registered Office at Regatta Business Park, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands (the “Lender”)

RECITALS:

(1)
By an Agreement dated 25th May 2005, (the “Principal Agreement”) the Lender agreed to grant a loan to the Borrower in the amount of the Principal Sum to be applied by the Borrower for the design, construction and commissioning of a 500,000 Imperial gallon per day seawater desalination plant at Bar Bay, Tortola, British Virgin Islands and to repay all Subordinated Indebtedness in accordance with the Principal Agreement;

(2)
By a Debenture dated 24th August 2007 as amended by Amending Debentures dated 14th March 2008 and 18th February 2009 (together the “Debenture”) the Borrower charged all its present and future assets and undertaking as stated therein to secure the Secured Obligations;

(3)	The Borrower presently is indebted to the Lender by way of past due trade receivables in the amount of at least US$825,000.00 and the Lender has agreed at the Borrower’s request:-

a.	to convert US$800,000.00 of these receivables into additional Subordinated Indebted-ness of the Borrower and add them to the Secured Obligations under the Debenture; and

b.	to correct a clerical error in the Principal Agreement.

NOW THIS AGREEMENT WITNESSES as follows:-

1.	In this Agreement, capitalised terms defined in the Principal Agreement or the Debenture and not otherwise defined in this Amending Agreement have the same meaning.

2.	With effect from 25th May 2005, Clause 2(3) of the Principal Agreement is amended by the deletion of “Cayman Islands” and the substitution therefor of “British Virgin Islands”.

3.	With effect from 1st July 2009, the Principal Agreement is amended as follows:-

a.
the Subordinated Indebtedness under the Principal Agreement and the Secured Obligations under the Debenture are increased by US$800,000.00 and trade receivables owing by the Borrower to the Lender of that amount are deemed to have been paid;

b.	the “Due Date” as defined by Clause 1(6) is amended to read “31st August 2011;

c.	in Clause 2(1):-
i.	“three and one-half percent (3½%)” is amended to read “five and one-half percent (5½%)”; and
ii.	the last sentence is deleted and the following substituted therefor:
“Such payments shall be made on the last day of the relevant quarter (as the case may be) calculated daily and payable quarterly on the last days of November, February, May and August in each year”.

d.	Clause 2(2) is deleted and the following substituted therefor:-
“To repay the Subordinated Indebtedness by eight instalments, being four equal instalments of US$125,000.00 each on the last days of November 2009, and February, May and August 2010, three equal instalments of US$250,000.00 each on the last days of November 2010, and February and May 2011 and one instalment of the balance then due, including any outstanding interest, on the Due Date”.

e.	Clause 9 is deleted and the following substituted therefor:
“The Borrower may prepay the whole or any part of the Subordinated Indebtedness if  it pays all interest due on the amount being prepaid together with all past due interest on the Subordinated Indebtedness, if any, on the date of such prepayment.  No amount so prepaid may be re-borrowed”.

4.	With effect from 1st July 2009, the Debenture is amended by deleting clauses 2.1(a) and 2.1 (b).

5.
The Borrower will reimburse the Lender all Stamp duties, registration fees and legal costs which the Lender incurs arising out of this Amending Agreement (including any incurred with respect to the Debenture).

6.	In all other respects the Principal Agreement and the Debenture are confirmed.

EXECUTED for and on behalf of	)	OCEAN CONVERSION (BVI) LTD.
OCEAN CONVERSION (BVI))
LTD. in the presence of:	)
	)	Per:	JEFFREY M. PARKER
	)		Director
)
)
TRACEY EBANKS	)	Per:	FREDERICK W. MCTAGGART
Witness			Director

EXECUTED for and on behalf of	)	CONSOLIDATED WATER CO. LTD.
CONSOLIDATED WATER CO.	)
LTD. in the presence of:	)
	)	Per:
	)		Director
)
)
	)	Per:
Witness			Director/Secretary